                                                                  EXHIBIT 3.1(c)


                             ARTICLES SUPPLEMENTARY

                          $0.56 CUMULATIVE CONVERTIBLE
                           PREFERRED STOCK, SERIES C
                        OF CAPSTEAD MORTGAGE CORPORATION

         CAPSTEAD MORTGAGE CORPORATION, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         Pursuant to authority conferred upon the Board of Directors by the charter, as amended, of the Corporation (the "Charter"), the Board of Directors on November 30, 1999 adopted a resolution, creating and authorizing the issuance of a series of 5,378,000 shares of $0.56 Cumulative Convertible Preferred Stock, Series C, and that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as follows:

         1. Designation and Number of Shares. Five million three hundred seventy-eight thousand (5,378,000) shares of Preferred Stock of the Corporation, par value $.10 per share, are hereby designated as the "$0.56 Cumulative Convertible Preferred Stock, Series C" (hereinafter called the "Series C Preferred Stock").

         2. Dividends. Holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for payment thereof, cumulative preferential cash dividends at the annual rate of fifty-six cents ($0.56) per share of Series C Preferred Stock (the "Preference Dividend"), payable in equal quarterly installments of fourteen cents $0.14 per share of Series C Preferred Stock in arrears on the last business day of each calendar quarter (each, a "Dividend Payment Date"), to holders of record as they appear on the register for the Series C Preferred Stock of the Corporation on such record dates, not more than 10 days preceding the payment dates thereof (each, a "Preferred Record Date"), as may be fixed by the Board of Directors. The amount of any distribution payable for any distribution period greater or less than a full calendar quarter shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. The first Preference Dividend payable per share of Series C Preferred Stock (the "Initial Dividend") payable on December 31, 1999 shall be an amount calculated as $0.00156 times the number of days having elapsed from and including the date of issuance of the Series C Preferred Stock through and including December 30, 1999. Distributions shall accumulate from the date of original issuance whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

So long as any Series C Preferred Stock shall remain outstanding, no dividend shall be declared or paid upon or set apart for payment for the Common Stock of the Corporation, par value $.01 per share (the "Common Stock"), or any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock in respect of dividends ("Junior Stock"), nor may any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock), unless in each instance full Preference Dividends on all outstanding shares of Series C Preferred Stock for all past dividend periods required to be paid shall have been paid at the rate fixed therefor and the then current quarterly dividend shall have been paid or declared and sufficient funds set aside

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for payment thereof. No dividends shall be declared on any other series or class or classes of stock ranking on a parity with the Series C Preferred Stock as to dividends (including, without limitation, outstanding shares of the Corporation's $1.60 Cumulative Preferred Stock, Series A, the Corporation's $1.26 Cumulative Convertible Preferred Stock, Series B and the Corporation's $0.40 Cumulative Convertible Preferred Stock, Series D (collectively, the "Pari Passu Stock")) in respect of any dividend period thereof unless there shall likewise be or have been declared and sufficient funds set aside for payment thereof on all shares of Series C Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before the end of such other period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Accumulated and unpaid Preference Dividends required to be paid on any shares of Series C Preferred Stock shall not bear interest. As used in these Articles Supplementary, "business day" shall mean a day that is neither a Saturday nor a Sunday nor a day on which the New York Stock Exchange is closed.

         3. Liquidation. The shares of Series C Preferred Stock shall rank prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the Series C Preferred Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such Junior Stock, an amount equal to $6.89 per share (the "Liquidation Preference") of Series C Preferred Stock plus an amount equal to the Preference Dividends (whether or not declared) accumulated and unpaid on the shares of Series C Preferred Stock to the date of final distribution. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof, distributable among the holders of shares of Series C Preferred Stock and holders of any other class or series of stock of the Corporation ranking on a parity with shares of Series C Preferred Stock as to payments upon liquidation (including, without limitation, the Pari Passu Stock), shall be insufficient to pay in full the respective preferential amounts of shares of Series C Preferred Stock and any other such class or series, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other entity, nor a transfer of all or any part of the Corporation's assets for cash, property or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

         4. Voting Rights. Without limiting the rights of the holders of the Series C Preferred Stock to vote separately as a class as provided in Section 5 below, the holders of shares of Series C Preferred Stock shall be entitled to vote, together as a single group with the holders of the Common Stock and the holders of any other class or series of stock entitled to vote together with the holders of the Common Stock, on all matters as to which the holders of the Common Stock vote. When the Series C Preferred Stock votes together with the Common Stock and any other such class or series of stock, each share of Series C Preferred Stock shall entitle its holders to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible immediately prior to the time of such vote.


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         5. Limitations on Certain Actions. (A) The Corporation shall not, without the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, given in person or by proxy at a meeting called for the purpose of such vote at which the holders of Series C Preferred Stock shall vote separately as a class, directly or indirectly:

                           (i) create any class or classes of stock ranking
                  prior to Series C Preferred Stock either as to dividends or as to amounts distributable upon liquidation or increase the authorized number of shares of any class or classes of stock ranking prior to Series C Preferred Stock either as to dividends or as to amounts distributable upon liquidation;

                           (ii) authorize any reclassification of Series C
                  Preferred Stock;

                           (iii) amend, alter or repeal any of the provisions
                  of the Charter of the Corporation (including the provisions of this Section 5) so as to affect adversely the preferences, special rights or voting powers of the Series C Preferred Stock; or

                           (iv) merge or consolidate with or into any other
                  entity unless after such transaction the holders of the Series C Preferred Stock either (A) continue to hold such Series C Preferred Stock without any adverse change thereto and there is no class of stock outstanding ranking prior to the Series C Preferred Stock with respect to payment of dividends or upon liquidation or (B) hold a substantially identical security and there is no class of stock outstanding ranking prior to such security with respect to payment of dividends or upon liquidation.

         (B) Except as otherwise provided herein or otherwise required by law, no consent of the holders of Series C Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends or as to amounts distributable upon liquidation, or any other class or series of stock of the Corporation not ranking prior to the Series C Preferred Stock as to dividends or as to amounts distributable upon liquidation, or
         (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

         6. Redemption. Shares of Series C Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, passed by at least a majority of the members of the Board, at any time after December 9, 2004, in whole or in part, for cash in an amount per share so redeemed equal to $6.56 per share plus all Preference Dividends on such shares (whether or not earned or declared) accumulated and unpaid to the date of such redemption (the "Redemption Price"). If less than all shares of Series C Preferred Stock are to be redeemed, (i) all arrearages in Preference Dividends on all outstanding shares of Series C Preferred Stock must be paid in full prior to any such partial redemption and (ii) the shares of such series to be redeemed shall be determined by lot or in such other equitable manner as the Board of Directors may determine.


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         The Corporation shall mail to each record holder of the Series C
Preferred Stock notice of any redemption not less than 30 nor more than 60 days prior to the date fixed for such Redemption (the "Redemption Date"). Such notice shall specify the Redemption Date, the place or places where certificates for shares of Series C Preferred Stock are to be surrendered, the serial number or numbers of the certificates for shares to be redeemed (if less than all shares of Series C Preferred Stock are to be redeemed), the Redemption Price, that shares of Series C Preferred Stock may be convertible into Common Stock at any time prior to the close of business on the fifth business day preceding the Redemption Date, and that dividends on Series C Preferred Stock to be redeemed on the Redemption Date shall cease to accrue on the Redemption Date. Upon surrender of Series C Preferred Stock in accordance with said notice (properly endorsed or assigned for transfer if the Corporation shall so require and the notice shall so state), such Series C Preferred Stock shall be redeemed by the Corporation at the Redemption Price and in the manner as aforesaid. The Corporation shall not be required to register a transfer of any shares of Series C Preferred Stock that have been redeemed after the Redemption Date in respect thereof.

         If, at any time after the giving of notice of redemption but before the Redemption Date specified therein, the Corporation shall deposit with a bank or trust company in the United States, having a capital surplus of at least $50,000,000, in trust to be applied to the redemption of the shares of Series C Preferred Stock called for redemption the funds necessary for such redemption, then from and after the date of such deposit all rights of the holders of the shares of Series C Preferred Stock so called for redemption shall cease and terminate, excepting only (i) the right to receive the Redemption Price therefor, but without interest, and (ii) the right to exercise on or before the fifth business day preceding the Redemption Date privileges of conversion set forth in Section 7, and such shares shall not be deemed to be outstanding. Any funds so deposited which shall not be required for such redemption because of the exercise of any such right of conversion subsequent to the date of such deposit shall be returned to the Corporation. In case the holders of shares of Series C Preferred Stock that shall have been called for redemption shall not, within five years after the date fixed for redemption, claim the amount deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

         7. Conversion. The holders of shares of Series C Preferred Stock shall have conversion rights as follows:

                  (A) The shares of Series C Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time into fully paid and non-assessable shares of Common Stock of the Corporation, at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. In case of any call for redemption of any shares of Series C Preferred Stock, such right of conversion shall terminate, as to any shares designated for redemption, at the close of business on the fifth business day preceding the Redemption Date unless default is made in the payment of the Redemption Price.


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                  (B) Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender (i) the certificate or certificates therefor, duly endorsed or accompanied by proper instruments of transfer, and (ii) if such surrender is made after a Preferred Record Date and on or before the record date for the payment of quarterly dividends on the Common Stock for the quarter in which such Preferred Record Date (or Dates) falls (or fall) (any such Preferred Record Date, an "Intervening Preferred Date"), a cashier's check or other guaranteed funds in an amount equal to the aggregate amount of Preference Dividends declared or received on the shares of Series C Preferred Stock on the Dividend Payment Date or Dates to which such Intervening Preferred Date or Dates related, at the office of the corporation, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation, as soon as practicable thereafter, shall issue and deliver to such holder, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted and, if applicable, the cashier's check or other guaranteed funds, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

                  (C) Notwithstanding any of the foregoing, all shares of Series C Preferred Stock outstanding on December 31, 2009 (the "Conversion Date") shall automatically convert into fully paid and non-assessable shares of Common Stock, at the conversion rate, determined as hereinafter provided, in effect at the time of such conversion; provided, however, that if funds are not legally available for the payment (in whole or in part) of any accrued but unpaid dividends as of the Conversion Date, the amount of such dividends which cannot be legally paid by the Corporation as of the Conversion Date ("Unpaid Dividends") shall be payable in shares of Common Stock. The number of shares of Common Stock to be issued in payment of any Unpaid Dividends on each share of Series C Preferred Stock outstanding as of the Conversion Date shall be determined by dividing the Unpaid Dividends payable on each outstanding share of Series C Preferred Stock by the Fair Market Value of a share of Common Stock as of the Conversion Date. For purposes of this Section 7(C), "Fair Market Value" shall mean the average of the daily closing prices of the Common Stock for the 30 consecutive business days commencing 45 business days prior to the Conversion Date. The Closing price per share of Common Stock for each day shall be the last reported sale price regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to business on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to business, or if not listed or admitted to business on any national securities exchange, the average of the closing bid and asked prices as furnished by the National Quotation Bureau, Incorporated or similar organization if the National Quotation Bureau, Incorporated is no longer reporting such information. The aggregate number of shares of


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

         Common Stock to be issued to each holder of Series C Preferred Stock shall be determined and any fractional shares issuable to such holder after such aggregation shall be eliminated.

                  (D) The conversion rate shall be one (1) share of Common Stock for each share of Series C Preferred Stock converted, such rate being subject to adjustment from time to time as follows:

                           (i) If the Corporation shall at any time issue
                  additional shares of Common Stock as a dividend upon any outstanding stock of the Corporation other than the Series C Preferred Stock (which stock is convertible into Common Stock) or subdivide the outstanding shares of Common Stock, or combine the outstanding shares of Common Stock, the conversion rate in effect immediately prior thereto shall be adjusted so that each share of Series C Preferred Stock shall thereafter be convertible into the total number of shares of Common Stock which the holder of a share of Series C Preferred Stock would have held immediately after the happening of any of the aforesaid events had such share been converted immediately prior to the happening of such event. Such adjustment shall become effective immediately after the opening of business on the record date for the determination of stockholders entitled to such dividend, or on the effective date of such subdivision or combination, as the case may be.

                           (ii) If the Corporation shall at any time issue
                  rights or warrants to all holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of the Common Stock on the record date mentioned below, the conversion rate theretofore in effect immediately prior to such record date shall be adjusted by multiplying such conversion rate by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date referred to below plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price, such adjustment to become effective immediately after the opening of business on the record date for the determination of stockholders entitled to receive such rights or warrants. For the purpose of any computation under this subsection (ii) or subsection (iii) below, the current market price per share of Common Stock at any record date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days commencing 45 business days prior to the day in question. The closing price per share of Common Stock for each day shall be the last reported sale price regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to business on such Exchange, on the principal national securities exchange on which the Common Stock


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                  is listed or admitted to business, or if not listed or
                  admitted to business on any national securities exchange, the average of the closing bid and asked prices as furnished by the National Quotation Bureau, Incorporated or similar organization if the National Quotation Bureau, Incorporated is no longer reporting such information.

                           (iii) If the Corporation distributes to holders of
                  its Common Stock evidences of indebtedness or securities or cash or other assets (excluding regular quarterly cash dividends or dividends payable in shares of Common Stock), the conversion rate in effect immediately prior to the record date mentioned below shall be adjusted by multiplying such conversion rate by a fraction, of which the numerator shall be the current market price per share of Common Stock on such record date and of which the denominator shall be such current market price per share of the Common Stock, less the cash or the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or securities or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately on the record date for the determination of stockholders entitled to receive such distribution. The reclassification (including any reclassification upon a merger in which the Corporation is the continuing corporation) of Common Stock into securities which include both Common Stock and other securities shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the record date for the determination" above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter.

                           (iv) In the event of a declaration of a dividend by
                  the Corporation without the fixing of a record date for the determination of stockholders entitled thereto, the first business day during which the stock transfer books of the Corporation shall be closed for the purpose of such determination shall be deemed to be the record date.

                  (E) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series C Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 7(E), be deliverable upon the conversion of any shares of Series C Preferred Stock, the Corporation, in lieu of delivering a fractional share therefor, shall make a payment to the holder of such surrendered share of Series C Preferred Stock of an amount in cash equal (computed to the nearest cent) to such fraction multiplied by the closing price per share of Common Stock (as such term is defined in the final sentence of Section 7(D)(ii)) on the day of conversion.

                  (F) Whenever the conversion rate is adjusted, as herein provided, the Corporation shall forthwith deliver to each record holder of the Series C Preferred Stock a statement signed by the President or Vice President of the Corporation and by its Treasurer or an


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

         Assistant Treasurer, showing in detail the facts requiring such adjustment and the conversion rate after such adjustment.

                  (G) In case of any capital reorganization or any reclassification of the Common Stock or in case of a consolidation, merger or statutory share exchange of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series C Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series C Preferred Stock.

                  (H) In the event that:

                           (i) the Corporation shall take a record of the
                  holders of shares of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, other than regular quarterly cash dividends; or

                           (ii) the Corporation shall take a record of the
                  holders of shares of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights or warrants; or

                           (iii) there shall be any capital reorganization of
                  the Corporation, reclassification of the Common Stock (other than a subdivision or combination thereof), consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation; or

                           (iv) there shall be any voluntary or involuntary
                  dissolution, liquidation or winding up of the Corporation;

         then, and in any such case, the Corporation shall cause to be given to each record holder of Series C Preferred Stock, at least fifteen (15) days prior to the date hereinafter specified, or if notice is given to holders of Common Stock, no later than the date such notice is given, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any, that is to be fixed, as of which holders of shares of Common Stock of record shall be entitled to


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

         exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

                  (I) The Corporation shall obtain and keep in force such permits or other authorizations as may be required by law in order to enable the Corporation validly to issue and deliver such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock from time to time outstanding. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the shares of Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series C Preferred Stock from time to time outstanding.

                  (J) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto.

         8. Parity With Respect to Dividends and Distribution Upon Liquidation. The Series C Preferred Stock shall rank on a parity with any other series of Preferred Stock, including the Pari Passu Stock, not by its terms made junior or senior to the Series C Preferred Stock, with respect to the payment of dividends and shall rank on a parity with any other series of Preferred Stock, including the Pari Passu Stock, not by its terms made junior or senior to the Series C Preferred Stock, as to distribution of assets in liquidation.

         9. Transfer of Series C Preferred Stock. The shares of the Series C Preferred Stock shall not be transferable, either in whole or in part, unless such shares have been publicly registered, subject to any agreement between any holder of the Series C Preferred Stock and the Corporation to the contrary, or the Corporation receives an opinion (or affirmatively waives its right to receive such opinion) of transferee's or transferor's counsel stating that such transfer is exempt from the registration and prospectus delivery requirements of applicable securities laws.

         10. Notice to Holders. Any notice required to be given to any holder of Series C Preferred Stock shall be mailed, postage prepaid, to such holder at such holder's address last shown on the records of the Corporation.

         IN WITNESS WHEREOF, the undersigned has caused the Articles Supplementary to be executed by its Executive Vice President - Finance and witnessed by its Assistant Secretary this 9th day of December, 1999.

                                         CAPSTEAD MORTGAGE CORPORATION
Witness

By:   /s/ DAVID BARBOUR                  By:  /s/ ANDREW F. JACOBS
     ----------------------------------      ----------------------------------
     David Barbour, Assistant Secretary      Executive Vice President - Finance


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         THE UNDERSIGNED, Executive Vice President - Finance of THE
CORPORATION, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval therefor are true in all material respects under the penalties of perjury.

                                         /s/ ANDREW F. JACOBS
                                        ----------------------------------------
                                             Executive Vice President - Finance


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